Exhibit 99.1

Landsea Homes Reports Third Quarter 2022 Results

Third Quarter 2022 Highlights

•Home sales revenue increased 56.3% to $326 million
•Third quarter net income of $20.0 million, or $0.49 per diluted share
•Total homes delivered increased 43% to 543 homes
•Quarter-end homes in backlog increased 18% to 1,285 for a total of $741.1 million
•Home sales gross margin expanded 480 basis points to 20.9%

Newport Beach, Calif. – November 3, 2022 – Landsea Homes Corporation (Nasdaq: LSEA) (“Landsea Homes” or the “Company”), a publicly traded homebuilder, reported financial results for the third quarter ended September 30, 2022. For the quarter, the Company reported pretax net income of $25.3 million, and net income of $20.0 million, or $0.49 per share. Prior year reported pretax net income was $13.8 million with net income of $10.8 million, or $0.23 per share. Adjusted net income (a non-GAAP measure) was $27.6 million or $0.69 per share. For the prior year period adjusted net income was $8.2 million, or $0.18 per share.

Management Commentary

“Landsea Homes posted strong year-over-year top and bottom-line growth in the third quarter of 2022, as home sales revenue increased 56% to $326 million and earnings grew 130% to $0.49 per diluted share,” said John Ho, Chief Executive Officer of Landsea Homes. “We also continued to make progress on the margin front generating a 480 basis-point improvement to our home sales gross margin, which came in at 20.9%. Our teams did an excellent job overcoming operational obstacles and supply chain issues in the quarter, particularly our Florida division, where we experienced closing delays but no major property damage due to Hurricane Ian.”

Mr. Ho continued, “As has been widely reported, new home sales activity slowed in the third quarter, as the combination of higher interest rates and negative buyer psychology weighed on demand. These factors also led to an increase in cancellation activity in our backlog, resulting in a cancellation rate of 9% of beginning backlog for the quarter. We are proactively adjusting our sales efforts to spur demand but expect the landscape to remain uncertain until there is more clarity on the interest rate outlook.”

Mr. Ho concluded, “Despite these near-term headwinds, we remain optimistic about the long-term outlook for our industry and our company. Existing home inventory remains scarce in our markets, and we believe that we have positioned our company in markets with great long-term housing fundamentals that are expected to experience outsized job and population growth.

These factors, combined with our attractive product profile, solid balance sheet and operational discipline, give us confidence in the future of Landsea Homes.”

Operating Results

Total revenue increased 57% to $335.6 million compared to $214.1 million in the third quarter of 2021 primarily driven by increases in average sales price across our divisions, increased performance from our Florida division, and the delivery of units from our New York operations.

Total homes delivered increased 43% to 543 homes at an average sales price of $601,000 compared to 380 homes delivered at an average sales price of $550,000 in the third quarter of 2021. The increase in deliveries was attributable to the larger contribution of our Florida operations, coupled with deliveries from New York.

Net new home orders were 257 homes with a dollar value of $165.5 million, an average sales price of $644,000 and a monthly absorption rate of 1.5 sales per active community. This compares to 275 homes with a dollar value of $184.9 million, an average sales price of $673,000 and a monthly absorption rate of 2.6 sales per active community in the prior year period. The decrease in new home orders was due to slowing demand related to the significant increase in interest rates which have created uncertainty with homebuyers and impacted affordability.

Total homes in backlog increased 18% to 1,285 homes with a dollar value of $741.1 million and an average sales price of $577,000 at September 30, 2022. This compares to 1,092 homes with a dollar value of $606.2 million and an average sales price of $555,000 at September 30, 2021. The increase in units and value is due to acquired inventory from our homebuilder acquisition in January. Average sales prices in backlog increased for all of our divisions, reflecting price appreciation from earlier in the year.

Total lots owned or controlled at September 30, 2022, increased 27% to 12,410 compared to 9,756 at September 30, 2021, primarily due to the acquisition of Hanover Family Builders and additional lots under control in Texas. Additionally, we have accelerated our asset-light strategy and now control 57% of our lots compared to 43% owned.

Home sales gross margin increased to 20.9% from 16.1% in the prior year period. Adjusted home sales gross margin (a non-GAAP measure) increased to 27.2% compared to 21.4% in the prior year period. The lift was primarily due to price appreciation and an increase in gross margins within our California and Florida segments.

Net income attributable to Landsea Homes increased to $20.0 million compared to $10.8 million in the prior year period. Adjusted net income attributable to Landsea Homes (a non-GAAP measure) increased to $27.6 million compared to $8.2 million in the prior year period. Net income per share on a fully diluted basis increased to $0.49 compared to $0.23 in the third quarter of 2021. Adjusted net income per share (a non-GAAP measure) on a fully diluted basis increased to $0.69 compared to $0.18 in the third quarter of 2021.

Adjusted EBITDA (a non-GAAP measure) increased to $47.4 million compared to $19.3 million in the prior year period.

Balance Sheet

As of September 30, 2022, the Company had total liquidity of $198.1 million consisting of cash and cash equivalents and cash held in escrow of $117.4 million and $60.7 million in availability under the Company’s $675 million unsecured revolving credit facility. Total debt was $585.1 million compared to $461.1 million at December 31, 2021.

Landsea Homes’ ratio of debt to capital was 46.1% at September 30, 2022 and the Company’s net debt to net book capitalization (a non-GAAP measure) was 40.6% at September 30, 2022.

2022 Outlook

Fourth quarter 2022
•New home deliveries anticipated to be in a range of 750 to 800
•Delivery ASPs expected to be in a range of $560,000 to $580,000
•Home sales gross margin to be approximately 20% on a GAAP basis, or 26% to 27% on an adjusted basis.

Conference Call

The Company will hold a conference call today at 7:00 a.m. Pacific Time (10:00 a.m. Eastern time) to discuss its third quarter 2022 results.

•Toll-free dial-in number: 1-888-999-3182
•International dial-in number: 1-848-280-6330

The conference call will be broadcast live and available for replay here and via the Investors section of the Landsea Homes website at https://ir.landseahomes.com/.

A replay of the conference call will be available after 1:00 p.m. Eastern time on the same day through the same time on November 17, 2022.

Replay Details:

•Toll-free replay number: 1-844-512-2921
•International replay number: 1-412-317-6671
•Replay ID: 11152571

About Landsea Homes

Landsea Homes Corporation (Nasdaq: LSEA) is a publicly traded residential homebuilder based in Newport Beach, CA that designs and builds best-in-class homes and sustainable master-planned communities in some of the nation's most desirable markets. The company has developed homes and communities in New York, Boston, New Jersey, Arizona, Florida, Texas and throughout California in Silicon Valley, Los Angeles and Orange County. Landsea Homes was named the 2022 winner of the prestigious Builder of the Year award, presented by BUILDER magazine, in recognition of a historical year of transformation.

An award-winning homebuilder that builds suburban, single-family detached and attached homes, mid-and high-rise properties, and master-planned communities, Landsea Homes is known for creating inspired places that reflect modern living and provides homebuyers the opportunity to "Live in Your Element." Our homes allow people to live where they want to live, how they want to live – in a home created especially for them.

Driven by a pioneering commitment to sustainability, Landsea Homes' High Performance Homes are responsibly designed to take advantage of the latest innovations with home automation technology supported by Apple®. Homes include features that make life easier and provide energy savings that allow for more comfortable living at a lower cost through sustainability features that contribute to healthier living for both homeowners and the planet.

Led by a veteran team of industry professionals who boast years of worldwide experience and deep local expertise, Landsea Homes is committed to positively enhancing the lives of our homebuyers, employees and stakeholders by creating an unparalleled lifestyle experience that is unmatched.

For more information on Landsea Homes, visit: www.landseahomes.com.

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the federal securities laws, including, but not limited to, our expectations for future financial performance, business strategies or expectations for our business, including as they relate to anticipated effects of the business combination with LF Capital Acquisition Corporation on January 7, 2021 (the “Business Combination”). These statements constitute projections, forecasts, and forward-looking statements, and are not guarantees of performance. Landsea Homes cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Words such as “may,” “can,” “should,” “will,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target,” “look” or similar expressions may identify forward-looking statements. Specifically, forward-looking statements may include statements relating to:

•the benefits of the Business Combination and the acquisitions of Vintage Estate and Hanover (the “Acquisitions”);
•the future financial performance of the Company;
•changes in the market for Landsea Homes’ products and services; and
•other expansion plans and opportunities.

These forward-looking statements are based on information available as of the date of this press release and our management’s current expectations, forecasts, and assumptions, and involve a number of judgments, risks and uncertainties that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements.

These risks and uncertainties include, but not are limited to, the risk factors described by Landsea Homes in its filings with the Securities and Exchange Commission (“SEC”). These risk factors and those identified elsewhere in this press release, among others, could cause actual results to differ materially from historical performance and include, but are not limited to:

•the ability to recognize the anticipated benefits of the Acquisitions, which may be affected by, among other things, competition, the ability to integrate the combined businesses and the acquired business, and the ability of the combined business and the acquired business to grow and manage growth profitably;
•costs related to continuing as a public company;
•the ability to maintain the listing of Landsea Homes’ securities on Nasdaq;
•the outcome of any legal proceedings that may be instituted against the Company;
•changes in applicable laws or regulations;
•the inability to launch new Landsea Homes products or services or to profitably expand into new markets;
•the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors;
•risks and uncertainties relating to the material weaknesses in our internal controls over financial reporting;
•the possibility that additional information may arise that would require us to make further adjustments or revisions to our historical financial statements, report additional material weaknesses or delay the filing of our current financial statements; and
•other risks and uncertainties indicated in Landsea Homes’ SEC reports or documents filed or to be filed with the SEC by Landsea Homes.

Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and you should not place undue reliance on these forward-looking statements in deciding whether to invest in our securities. We do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

###

Investor Relations Contact:
Drew Mackintosh
Mackintosh Investor Relations, LLC
drew@mackintoshir.com
(310) 924-9036

Media Contact:
Annie Noebel
Cornerstone Communications
anoebel@cornerstonecomms.com
(949) 449-2527

Landsea Homes Corporation
Consolidated Balance Sheets - Unaudited

	September 30, 2022	December 31, 2021
	(dollars in thousands)
Assets
Cash and cash equivalents	$110,192	$342,810
Cash held in escrow	7,190	4,079
Restricted cash	—	443
Real estate inventories	1,179,418	844,792
Due from affiliates	5,180	4,465
Investment in and advances to unconsolidated joint ventures	—	470
Goodwill	68,639	24,457
Other assets	98,239	43,998
Total assets	$1,468,858	$1,265,514

Liabilities
Accounts payable	$82,347	$73,734
Accrued expenses and other liabilities	114,836	97,724
Due to affiliates	2,357	2,357
Warrant liability	—	9,185
Notes and other debts payable, net	585,065	461,117
Total liabilities	784,605	644,117

Commitments and contingencies

Equity
Stockholders' equity:
Preferred stock, $0.0001 par value, 50,000,000 shares authorized, none issued and outstanding as of September 30, 2022 and December 31, 2021, respectively	—	—
Common stock, $0.0001 par value, 500,000,000 shares authorized, 42,110,794 issued and 40,950,043 outstanding as of September 30, 2022, 46,281,091 issued and outstanding as of December 31, 2021	4	5
Additional paid-in capital	497,078	535,345
Retained earnings	132,767	84,797
Total stockholders' equity	629,849	620,147
Noncontrolling interests	54,404	1,250
Total equity	684,253	621,397
Total liabilities and equity	$1,468,858	$1,265,514

Landsea Homes Corporation
Consolidated Statements of Operations - Unaudited

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(dollars in thousands, except per share amounts)
Revenue
Home sales	$326,496	$208,916	$975,269	$603,281
Lot sales and other	9,089	5,213	45,222	21,541
Total revenues	335,585	214,129	1,020,491	624,822

Cost of sales
Home sales	258,362	175,349	770,220	511,177
Lot sales and other	10,737	3,419	40,546	16,929
Total cost of sales	269,099	178,768	810,766	528,106

Gross margin
Home sales	68,134	33,567	205,049	92,104
Lot sales and other	(1,648)	1,794	4,676	4,612
Total gross margin	66,486	35,361	209,725	96,716

Sales and marketing expenses	21,063	12,299	64,366	34,880
General and administrative expenses	21,111	16,905	70,734	45,826
Total operating expenses	42,174	29,204	135,100	80,706

Income from operations	24,312	6,157	74,625	16,010

Other income (expense), net	920	394	(793)	3,927
Equity in net income of unconsolidated joint ventures	70	168	139	814
Gain (loss) on remeasurement of warrant liability	—	7,040	(7,315)	(3,245)
Pretax income	25,302	13,759	66,656	17,506

Provision for income taxes	4,021	2,977	17,460	3,160

Net income	21,281	10,782	49,196	14,346
Net income (loss) attributable to noncontrolling interests	1,311	(15)	1,226	(41)
Net income attributable to Landsea Homes Corporation	$19,970	$10,797	$47,970	$14,387

Income per share:
Basic	$0.49	$0.23	$1.10	$0.31
Diluted	$0.49	$0.23	$1.09	$0.31

Weighted average common shares outstanding:
Basic	39,935,152	45,281,091	42,768,269	45,077,015
Diluted	40,097,269	45,329,891	42,943,871	45,146,552

Home Deliveries and Home Sales Revenue

	Three Months Ended September 30,
	2022			2021			% Change
	Homes	Dollar Value	ASP	Homes	Dollar Value	ASP	Homes	Dollar Value	ASP
	(dollars in thousands)
Arizona	154	$69,690	$453	171	$63,464	$371	(10)%	10%	22%
California	128	118,978	930	121	110,046	909	6%	8%	2%
Florida	243	103,086	424	81	30,306	374	200%	240%	13%
Metro New York	11	28,132	2,557	—	—	—	N/A	N/A	N/A
Texas	7	6,610	944	7	5,100	729	—%	30%	29%
Total	543	$326,496	$601	380	$208,916	$550	43%	56%	9%

	Nine Months Ended September 30,
	2022			2021			% Change
	Homes	Dollar Value	ASP	Homes	Dollar Value	ASP	Homes	Dollar Value	ASP
	(dollars in thousands)
Arizona	451	$200,881	$445	560	$192,808	$344	(19)%	4%	29%
California	389	342,217	880	384	346,680	903	1%	(1)%	(3)%
Florida	766	318,711	416	152	55,406	365	404%	475%	14%
Metro New York	43	95,758	2,227	—	—	N/A	N/A	N/A	N/A
Texas	18	17,702	983	10	8,387	839	80%	111%	17%
Total	1,667	$975,269	$585	1,106	$603,281	$545	51%	62%	7%
Net New Home Orders, Dollar Value of Orders, and Monthly Absorption Rates

	Three Months Ended September 30,
	2022				2021				% Change
	Homes	Dollar Value	ASP	Monthly Absorption Rate	Homes	Dollar Value	ASP	Monthly Absorption Rate	Homes	Dollar Value	ASP	Monthly Absorption Rate
	(dollars in thousands)
Arizona	38	$15,397	$405	0.8	98	$47,922	$489	2.5	(61)%	(68)%	(17%)	(68)%
California	68	56,460	830	1.8	142	107,442	757	4.6	(52)%	(47)%	10%	(61)%
Florida	134	70,973	530	1.8	29	13,869	478	1.1	362%	412%	11%	64%
Metro New York	7	13,472	1,925	2.3	8	13,220	1,653	2.7	(13)%	2%	16%	(15)%
Texas(1)	10	9,172	917	1.7	(2)	2,487	N/A	(0.4)	(600)%	269%	—%	(525)%
Total	257	165,474	$644	1.5	275	184,940	$673	2.6	(7)%	(11)%	(4)%	(42)%
(1)    The ASP calculation for our Texas segment for the three months ended September 30, 2021 is not a meaningful disclosure due to cancellations exceeding sales as contracts are renegotiated. Our three new sales contracts during the three months ended September 30, 2021 had an ASP of $1,088 thousand.

	Nine Months Ended September 30,
	2022				2021				% Change
	Homes	Dollar Value	ASP	Monthly Absorption Rate	Homes	Dollar Value	ASP	Monthly Absorption Rate	Homes	Dollar Value	ASP	Monthly Absorption Rate
	(dollars in thousands)
Arizona	310	$154,420	$498	2.6	531	$213,907	$403	4.4	(42)%	(28)%	24%	(41)%
California	357	330,705	926	3.4	422	379,979	900	4.2	(15)%	(13)%	3%	(19)%
Florida	728	350,029	481	3.0	76	35,556	468	1.6	858%	884%	3%	88%
Metro New York	20	50,662	2,533	2.2	13	26,518	2,040	2.4	54%	91%	24%	(8)%
Texas(1)(2)	17	16,268	957	0.8	(11)	(5,584)	N/A	(1.6)	(255)%	(391)%	N/A	(150)%
Total	1,432	$902,084	$630	2.9	1,031	$650,376	$631	3.7	39%	39%	—%	(22)%
(1)    Monthly absorption rates for Florida and Texas in 2021 are based on five months, for the time subsequent to the acquisition of Vintage Estate Homes in May 2021.
(2)    The ASP calculation for our Texas segment for the nine months ended September 30, 2021 is not a meaningful disclosure due to cancellations exceeding sales as contracts are renegotiated. Our three new sales contracts during the nine months ended September 30, 2021 had an ASP of $1,088 thousand.
Average Selling Communities

	Three Months Ended September 30,			Nine Months Ended September 30,
	2022	2021	% Change	2022	2021	% Change
Arizona	16.3	13.3	23%	13.1	13.3	(2)%
California	12.3	10.3	19%	11.7	11.1	5%
Florida(1)	25.3	9.0	181%	26.9	9.6	180%
Metro New York	1.0	1.0	—%	1.0	0.6	67%
Texas(1)	2.0	1.7	18%	2.3	1.4	64%
Total	57.0	35.3	61%	55.0	31.1	77%
(1)    Average selling communities calculations for Florida and Texas for the nine months ended September 2021 are based on five months, for the time subsequent to the acquisition of Vintage Estate Homes in May 2021.
Backlog

	September 30, 2022			September 30, 2021			% Change
	Homes	Dollar Value	ASP	Homes	Dollar Value	ASP	Homes	Dollar Value	ASP
	(dollars in thousands)
Arizona	281	$134,771	$480	479	$194,031	$405	(41)%	(31)%	19%
California	224	214,864	959	280	249,709	892	(20)%	(14)%	8%
Florida(1)	767	374,953	489	301	118,632	394	155%	216%	24%
Metro New York	2	5,591	2,796	13	26,518	2,040	(85)%	(79)%	37%
Texas	11	10,914	992	19	17,347	913	(42)%	(37)%	9%
Total	1,285	$741,093	$577	1,092	$606,237	$555	18%	22%	4%
(1)    Backlog acquired in Florida at the date of the Hanover acquisition was 522 homes with a value of $228,097 thousand.

Lots Owned or Controlled

	September 30, 2022			September 30, 2021
	Lots Owned	Lots Controlled	Total	Lots Owned	Lots Controlled	Total	% Change
Arizona	2,302	2,191	4,493	3,842	1,246	5,088	(12)%
California	628	1,948	2,576	1,005	1,137	2,142	20%
Florida	2,420	1,978	4,398	806	697	1,503	193%
Metro New York	7	—	7	50	—	50	(86)%
Texas	18	918	936	55	918	973	(4)%
Total	5,375	7,035	12,410	5,758	3,998	9,756	27%

Home Sales Gross Margins

Home sales gross margin measures the price achieved on delivered homes compared to the costs needed to build the home. In the following table, we calculate gross margins adjusting for interest in cost of sales, inventory impairments (if applicable), and purchase price accounting for acquired work in process inventory (if applicable). This non-GAAP financial measure should not be used as a substitute for the Company's operating results in accordance with GAAP. An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP. We believe this non-GAAP measure is meaningful because it provides insight into the impact that financing arrangements and acquisitions have on our homebuilding gross margin and allows for comparability of our gross margins to competitors that present similar information.

	Three Months Ended September 30,
	2022	%	2021	%
	(dollars in thousands)
Home sales revenue	$326,496	100.0%	$208,916	100.0%
Cost of home sales	258,362	79.1%	175,349	83.9%
Home sales gross margin	68,134	20.9%	33,567	16.1%
Add: Interest in cost of home sales	10,138	3.1%	7,262	3.5%
Add: Inventory impairments	—	—%	—	—%
Adjusted home sales gross margin excluding interest and inventory impairments	78,272	24.0%	40,829	19.5%
Add: Purchase price accounting for acquired inventory	10,612	3.3%	3,840	1.8%
Adjusted home sales gross margin excluding interest, inventory impairments, and purchase price accounting for acquired inventory	$88,884	27.2%	$44,669	21.4%

	Nine Months Ended September 30,
	2022	%	2021	%
	(dollars in thousands)
Home sales revenue	$975,269	100.0%	$603,281	100.0%
Cost of home sales	770,220	79.0%	511,177	84.7%
Home sales gross margin	205,049	21.0%	92,104	15.3%
Add: Interest in cost of home sales	31,224	3.2%	25,551	4.2%
Add: Inventory impairments	—	—%	—	—%
Adjusted home sales gross margin excluding interest and inventory impairments	236,273	24.2%	117,655	19.5%
Add: Purchase price accounting for acquired inventory	41,162	4.2%	10,969	1.8%
Adjusted home sales gross margin excluding interest, inventory impairments, and purchase price accounting for acquired inventory	$277,435	28.4%	$128,624	21.3%

EBITDA and Adjusted EBITDA

The following table presents EBITDA and Adjusted EBITDA for the three and nine months ended September 30, 2022 and 2021. Adjusted EBITDA is a non-GAAP financial measure used by management in evaluating operating performance. We define Adjusted EBITDA as net income before (i) income tax expense (benefit), (ii) interest expenses, (iii) depreciation and amortization, (iv) inventory impairments, (v) purchase accounting adjustments for acquired work in process inventory related to business combinations, (vi) loss (gain) on debt extinguishment or forgiveness, (vii) transaction costs related to the Merger and business combinations, (viii) the impact of income or loss allocations from our unconsolidated joint ventures, and (ix) loss on remeasurement of warrant liability. We believe Adjusted EBITDA provides an indicator of general economic performance that is not affected by fluctuations in interest, effective tax rates, levels of depreciation and amortization, and items considered to be non-recurring. The economic activity related to our unconsolidated joint ventures is not core to our operations and is the reason we have excluded those amounts. Accordingly, we believe this measure is useful for comparing our core operating performance from period to period. Our presentation of Adjusted EBITDA should not be considered as an indication that our future results will be unaffected by unusual or non-recurring items.

	Three Months Ended September 30,
	2022	2021
	(dollars in thousands)
Net income	$21,281	$10,782
Provision for income taxes	4,021	2,977
Interest in cost of sales	10,150	7,282
Interest relieved to equity in net income of unconsolidated joint ventures	—	281
Interest expense	—	11
Depreciation and amortization expense	1,382	1,287
EBITDA	36,834	22,620
Purchase price accounting in cost of home sales	10,612	3,840
Transaction costs	—	328
Equity in net income of unconsolidated joint ventures, excluding interest relieved	(70)	(449)
Loss (gain) on debt extinguishment or forgiveness	—	—
Gain on remeasurement of warrant liability	—	(7,040)
Adjusted EBITDA	$47,376	$19,299

	Nine Months Ended September 30,
	2022	2021
	(dollars in thousands)
Net income	$49,196	$14,346
Provision for income taxes	17,460	3,160
Interest in cost of sales	31,276	25,648
Interest relieved to equity in net income of unconsolidated joint ventures	70	1,056
Interest expense	—	32
Depreciation and amortization expense	4,445	3,240
EBITDA	102,447	47,482
Purchase price accounting in cost of home sales	41,162	10,969
Transaction costs	1,205	4,492
Equity in net income of unconsolidated joint ventures, excluding interest relieved	(209)	(1,870)
Loss (gain) on debt extinguishment or forgiveness	2,496	(4,266)
Loss on remeasurement of warrant liability	7,315	3,245
Adjusted EBITDA	$154,416	$60,052

Adjusted Net Income

Adjusted Net Income to Landsea Homes is a non-GAAP financial measure that we believe is useful to management, investors and other users of our financial information in evaluating our operating results and understanding our operating results without the effect of certain expenses that were historically pushed down by our parent company and other non-recurring items. We believe excluding these items provides a more comparable assessment of our financial results from period to period. Adjusted Net Income to Landsea Homes is calculated by excluding the effects of related party interest that was pushed down by our parent company, purchase accounting adjustments for acquired work in process inventory related to business combinations, the impact from our unconsolidated joint ventures, loss (gain) on debt extinguishment or forgiveness, and loss on remeasurement of warrant liability, merger related transaction costs, and tax-effected using a blended statutory tax rate. The economic activity related to our unconsolidated joint ventures is not core to our operations and is the reason we have excluded those amounts. We also adjust for the expense of related party interest pushed down from our parent company as we have no obligation to repay the debt and related interest.

	Three Months Ended September 30,
	2022	2021
	(dollars in thousands, except share and per share amounts)
Net income attributable to Landsea Homes Corporation	$19,970	$10,797

Previously capitalized related party interest included in cost of sales	714	2,571
Equity in net income of unconsolidated joint ventures	(70)	(168)
Purchase price accounting for acquired inventory	10,612	3,840
Loss (gain) on debt extinguishment or forgiveness	—	—
Gain on remeasurement of warrant liability	—	(7,040)
Total adjustments	11,256	(797)
Tax-effected adjustments (1)	8,270	(2,458)

Adjusted net income attributable to Landsea Homes Corporation	$28,240	$8,339

Net income attributable to Landsea Homes Corporation	$19,970	$10,797
Less: undistributed earnings allocated to participating shares	(487)	(239)
Net income attributable to common stockholders	$19,483	$10,558

Adjusted net income attributable to Landsea Homes Corporation	$28,240	$8,339
Less: adjusted undistributed earnings allocated to participating shares	(689)	(184)
Adjusted net income attributable to common stockholders	$27,551	$8,155

Earnings per share
Basic	$0.49	$0.23
Diluted	$0.49	$0.23

Adjusted earnings per share
Basic	$0.69	$0.18
Diluted	$0.69	$0.18

Weighted average common shares outstanding used in EPS - basic	39,935,152	45,281,091
Weighted average common shares outstanding used in EPS - diluted	40,097,269	45,329,891
(1)    Our tax-effected adjustments are based on our federal rate and a blended state rate adjusted for certain discrete items.

	Nine Months Ended September 30,
	2022	2021
	(dollars in thousands, except share and per share amounts)
Net income attributable to Landsea Homes Corporation	$47,970	$14,387

Previously capitalized related party interest included in cost of sales	3,831	9,813
Equity in net income of unconsolidated joint ventures	(139)	(814)
Purchase price accounting for acquired inventory	41,162	10,969
Merger related transaction costs	—	2,656
Loss (gain) on debt extinguishment or forgiveness	2,496	(4,266)
Loss on remeasurement of warrant liability	7,315	3,245
Total adjustments	54,665	21,603
Tax-effected adjustments (1)	44,599	15,583

Adjusted net income attributable to Landsea Homes Corporation	$92,569	$29,970

Net income attributable to Landsea Homes Corporation	$47,970	$14,387
Less: undistributed earnings allocated to participating shares	(1,094)	(315)
Net income attributable to common stockholders	$46,876	$14,072

Adjusted net income attributable to Landsea Homes Corporation	$92,569	$29,970
Less: adjusted undistributed earnings allocated to participating shares	(2,111)	(656)
Adjusted net income attributable to common stockholders	$90,458	$29,314

Earnings per share
Basic	$1.10	$0.31
Diluted	$1.09	$0.31

Adjusted earnings per share
Basic	$2.12	$0.65
Diluted	$2.11	$0.65

Weighted shares outstanding
Weighted average common shares outstanding used in EPS - basic	42,768,269	45,077,015
Weighted average common shares outstanding used in EPS - diluted	42,943,871	45,146,552
(1)    Our tax-effected adjustments are based on our federal rate and a blended state rate adjusted for certain discrete items.

Net Debt to Net Capital

The following table presents the ratio of debt to capital as well as the ratio of net debt to net capital which is a non-GAAP financial measure. The ratio of debt to capital is computed as the quotient obtained by dividing total debt, net of issuance costs, by total capital (sum of total debt, net of issuance costs, plus total equity).

The non-GAAP ratio of net debt to net capital is computed as the quotient obtained by dividing net debt (which is total debt, net of issuance costs, less cash, cash equivalents, and restricted cash as well as cash held in escrow to the extent necessary to reduce the debt balance to zero) by net capital (sum of net debt plus total equity). The most comparable GAAP financial measure is the ratio of debt to capital. We believe the ratio of net debt to net capital is a relevant financial measure for investors to understand the leverage employed in our operations and as an indicator of our ability to obtain financing. We believe that by deducting our cash from our debt, we provide a measure of our indebtedness that takes into account our cash liquidity. We believe this provides useful information as the ratio of debt to capital does not take into account our liquidity and we believe that the ratio of net debt to net capital provides supplemental information by which our financial position may be considered.

See table below reconciling this non-GAAP measure to the ratio of debt to capital.

	September 30, 2022	December 31, 2021
	(dollars in thousands)
Total notes and other debts payable, net	$585,065	$461,117
Total equity	684,253	621,397
Total capital	$1,269,318	$1,082,514
Ratio of debt to capital	46.1%	42.6%

Total notes and other debts payable, net	$585,065	$461,117
Less: cash, cash equivalents, and restricted cash	110,192	343,253
Less: cash held in escrow	7,190	4,079
Net debt	467,683	113,785
Total equity	684,253	621,397
Net capital	$1,151,936	$735,182
Ratio of net debt to net capital	40.6%	15.5%